Exhibit 99.1

For Immediate Release

HARMONY MERGER CORP.

ANNOUNCES RECEIPT OF PURPORTED TERMINATION

OF MERGER AGREEMENT

FROM MUNDOMEDIA

NEW YORK, NEW YORK, February 23, 2017 – Harmony Merger Corp. (“Harmony”) (NASDAQ: HRMNU, HRMN, HRMNW), a public investment vehicle formed for the purpose of effecting a merger, acquisition or similar business combination, announced today that it has received a notice from privately-held MUNDOmedia (“Mundo”), with which Harmony had previously entered into a plan of reorganization (“Merger Agreement”) whereby Mundo would become a publicly listed company through a combination with Harmony, purportedly terminating the Merger Agreement. Harmony believes that Mundo did not have the right to terminate under the Merger Agreement and that the termination is therefore ineffective. Harmony intends to vigorously pursue all available claims and remedies against Mundo under the Merger Agreement and applicable law.

Harmony also announced that it intends to seek an extension of the time it has to complete an initial business combination. Information on the proposed extension, including the length of such extension, will be included in proxy materials to be sent to stockholders of Harmony when available.

About Harmony Merger Corp.

Harmony was incorporated in Delaware on May 21, 2014 as a blank check company whose objective is to acquire, through a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination, one or more businesses or entities. On March 27, 2015, Harmony consummated its initial public offering (“IPO”) of 11,500,000 units, each unit consisting of one share of common stock and one warrant to purchase one common share, generating gross proceeds of $115,000,000 and net proceeds of $112,605,665 after deducting $2,394,335 of transaction costs paid at closing (up to an additional $4,325,000 of deferred underwriting expenses may be paid upon the completion of a business combination). In addition, Harmony generated gross and net proceeds of $5,585,000 from a private placement (the “Private Placement”) of units (“Private Units”) to certain of the initial stockholders of Harmony prior to the IPO and Cantor Fitzgerald & Co., the representative of the underwriters in the IPO (“Cantor”). Following the closing of the IPO and the Private Placement on March 27, 2015, an amount of $117,300,000 (or $10.20 per share sold to the public in the Offering included in the Units (“Public Shares”)) from the sale of the Units and Private Units was placed in a trust account (Trust Account”) and invested in U.S. treasuries or United States bonds having a maturity of 180 days or less or money market funds meeting the applicable conditions of Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended. The $117,300,000 placed into the Trust Account may not be released until the earlier of (i) the consummation of Harmony’s initial business combination and (ii) Harmony’s failure to consummate a business combination within the prescribed time. As of December 31, 2016, Harmony held approximately $117.5 million in the Trust Account.

Safe Harbor Language

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, future growth and future acquisitions. These statements are based on Harmony’s managements’ current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein. Harmony is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

Contacts

Harmony Merger Corp.

David Sgro, 212-319-7676

Chief Operating Officer